EXHIBIT 99.1



                                     CryoLife, Inc.
                                   1655 Roberts Blvd.
                                   Kennesaw, GA  30144

                                     March 29, 2002



SECURITIES AND EXCHANGE COMMISSION
450 5th Street, N.W.
Washington D.C. 20549

Dear Sirs:

               Re:  CryoLife, Inc.
                    Form 10-K for the year ended December 31, 2001 Filed March 29, 2002

This letter is written in accordance  with your  Temporary  Final Rule and Final
Rule: Requirements for Arthur Andersen LLP Auditing Clients Release Nos. 33-8070, 34-45590; 35-27503; 39-2395; IA-2018; IC-25464; FR-62; File No.
S7-03-02 that became effective on March 18, 2002 (the "Andersen Release").

Our Annual Report on Form 10-K for the year ended December 31, 2001 was filed with the Securities and Exchange Commission on March 29, 2002 and included the accountant's reports of Arthur Andersen LLP ("Andersen") on our consolidated financial statements. In accordance with Temporary Note 3T to Article 3 of Regulation S-X (as announced in the Andersen Release), please be advised that Andersen has represented to us in writing the audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice, that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on audits and availability of national office consultation. Availability of personnel at foreign affiliates is not relevant to this audit.

                                   Very truly yours,

                                   CryoLife, Inc.


                                   By: /s/ D. Ashley Lee
                                       --------------------------------
                                       Chief Financial Officer






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